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                                     EXHIBIT 4.1

                             VAUGHN COMMUNICATIONS, INC.
                     1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


    1.   PURPOSE

    The Plan is intended to provide a means for Vaughn Communications, Inc. (the Company), by offering incentives to non-employee Directors, to attract and retain persons as members of the Company's Board of Directors of ability and motivate them to advance the interests of the Company.

    It is intended that the options granted under the Plan constitute "nonstatutory options," i.e., options not qualifying under Section 422 or other similar provisions of the Internal Revenue Code 1986, as from time to time amended.

    2.   SHARES SUBJECT TO THE PLAN

    A total of 100,000 shares of authorized but unissued or reacquired $.10 par value common Stock of the Company (the "Shares") is reserved for issuance upon exercise of options under the Plan. If any option expires or terminates without having been exercised in full, the unacquired Shares shall be available for the grant of future options under the Plan.

    3.   ADMINISTRATION

    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee").

    4.   ELIGIBILITY AND AMOUNT OF GRANT

    Options for 2,000 Shares each shall be automatically granted by the Company under the Plan on June 20, 1995, the date of the Company's 1995 Annual Meeting of Shareholders, and biannually on the date of each Annual Meeting of Shareholders held in each odd calendar year thereafter, to each non-employee director of the Company elected at each such Annual Meeting of Shareholders whose term of office as a director continues after such Annual Meeting of Shareholders and who as of the date thereof has served for at least two (2) calendar years (assuming for such purpose that the Annual Meeting of Shareholders in each year is one calendar year after and prior to the date of the preceding and subsequent Annual Meeting of Shareholders, notwithstanding the actual calendar days then elapsed) (individually an "Optionee" and collectively the "Optionees".)


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    The only persons eligible to be Optionees under the Plan are persons who are non-employee members of the Company's Board of Directors on the respective dates of grant set forth above, but Optionees who cease to be such thereafter may continue to hold and exercise the options granted to them hereunder in accordance with the terms and conditions hereof.


5.  OPTION PRICE

    The option exercise price for the options granted under the Plan shall equal One Hundred Percent (100%) of the fair market value of the Company's Common Stock on the date of grant. Fair market value shall be determined by the Committee based upon the last sale price per share of the Company's Common Stock in the National Association of Securities Dealers Automated Quotations System (NASDAQ) for National Market Issues or, as applicable, for Small-Cap Issues, as reported by the National Association of Securities Dealers for the last business trading day preceding the date of grant, or, if the Common Stock is not traded on NASDAQ, through such other measure or means as the Committee may in good faith determine to be appropriate to determine such fair market value. The Committee may authorize the Chief Executive Officer or Secretary of the Company to make any determinations required in this Section 5.

    6.   OPTION TERMS

    The options granted hereunder shall be evidenced by an Option Agreement, in the form attached hereto as Exhibit A, executed as of the date of grant by the Company and the Optionee, on identical terms and conditions for each option, except for the respective date of grant and corresponding option exercise price, and including the following:

         (a) The Option Agreement shall specify that the option is a nonstatutory option for 2,000 Shares and shall set forth the option exercise price. It shall also specify that the option shall not be exercisable for a period of six (6) months after the date of grant and shall first become exercisable on the last day of such six month period.

         (b) The option price shall be paid at the time of exercise which shall be in writing and, at the election of the Optionee, may be paid in cash and/or by the sale and delivery of certificate(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Optionee. Any shares so sold to the Company in payment of the option price shall be valued at fair market value on the exercise date as determined by the Committee. Fair market value for this purpose shall be determined in the same manner provided by Section 5 substituting the date of exercise for the date of grant. Any fractional share not required for payment of the option price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

         (c) Except as otherwise provided in this subsection and in subsections (a) above and (f) below, the Optionee may exercise the option in whole or in part at any time

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    after grant of the option and prior to seven (7) years from that date;
    provided, however, that the option shall not be exercisable until, and shall be subject to, approval of the Plan by the shareholders of the Company at a meeting duly called and held for such purpose not later than the Annual Meeting of Shareholders in 1996. Approval shall require a quorum and a majority vote of the shares owned by those shareholders present, or represented, and entitled to vote at the meeting.

         (e) Unless the issuance of the Shares upon the exercise of an option hereunder is registered under federal and state securities laws, the Optionee shall be required to give an investment representation at the time of exercise, and transfer of the Shares shall be appropriately restricted. The Company shall not be obligated for but does currently anticipate registration of the Shares issued under the Plan under federal and certain state securities laws.

         (f) If the Optionee, until such time continuously serving as a Director of the Company, is terminated as a Director by reason of death or disability or by retirement at or after age 55, the option, to the extent not previously exercised, may be exercised in whole or in part during the balance of term of the option, except that no option shall be exercisable for a period of six (6) months after the date of grant. In the event of the Optionee's death, the option may be exercised by the personal representative of the Optionee's estate and/or by the Optionee's heirs, as the case may be. If the Optionee's service as a Director terminates for any other reason, the option shall be exercisable according to its terms, but shall expire sixty (60) days after the date the Optionee's service as a Director terminates. Notwithstanding anything herein to the contrary, unless expiring earlier, all options granted under the Plan shall terminate and expire seven (7) years after the date of grant.

         (g) The options hereunder shall not be transferable by the Optionee except by will or the laws of descent and distribution. During the Optionee's life, the options shall be exercisable only by the Optionee and only while and if continuously serving as a Director of the Company, except as provided in Section 6(f) above.

    7.   TERMINATION

    Unless extended or sooner terminated by action of the Company's Board of Directors, the Plan shall terminate ten (10) years from its effective date. Options outstanding under the Plan at the time of termination shall remain in effect until exercise or expiration.

    8.   EFFECTIVE DATE

    The effective date of the Plan shall be June 20, 1995, the date of adoption by the Company's Board of Directors. Options under the Plan shall be automatically granted in accordance with Section 6 hereof.


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    9.   ADJUSTMENT OF SHARES

    In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the Common Stock of the Company, appropriate equitable Share and per Share option price adjustments in outstanding options shall be made by the Committee to prevent dilution or enlargement of rights.

    10.  AMENDMENT

    The Company's Board of Directors may amend the Plan at any time as determined to be in the best interests of the Company, including any amendment to extend or terminate the Plan. The Board shall not, however, without shareholder approval, increase the maximum number of Shares subject to the Plan, or to the options to be automatically granted in accordance with the Plan, or restrict the class of persons eligible to be granted options under the Plan. Provided, further, in accordance with Rule 16b-3(c)(2)(ii) under the Securities Exchange Act of 1934, as said Rule may from time to time be amended, that the amount and frequency of the option grants under the Plan shall not, in any event, be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.